

                                                                    Exhibit (12)

                                Pitney Bowes Inc.
              Computation of Ratio of Earnings to Fixed Charges (1)
              ----------------------------------------------------

(Dollars in thousands)
                                                      Three Months Ended               Nine Months Ended
                                                         September 30,                   September 30,
                                                  ---------------------------    ---------------------------
                                                          1999        1998(2)            1999        1998(2)
                                                  ------------   ------------    ------------    -----------
Income from continuing operations
  before income taxes...........................  $    279,037   $    201,024    $    722,147    $   588,898

Add:
   Interest expense.............................        42,917         39,991         137,084        118,687
   Portion of rents
      representative of the
      interest factor...........................        10,029         10,935          31,223         33,216
   Amortization of capitalized
      interest..................................           244            244             730            730
   Minority interest in the
      income of subsidiary
      with fixed charges........................         3,061          3,074           8,726          9,203
                                                  ------------   ------------    ------------    -----------

Income as adjusted..............................  $    335,288   $    255,268    $    899,910    $   750,734
                                                  ============   ============    ============    ===========

Fixed charges:
   Interest expense.............................  $     42,917   $     39,991    $    137,084    $   118,687
   Portion of rents
      representative of the
      interest factor...........................        10,029         10,935          31,223         33,216
   Minority interest, excluding
      taxes, in the income of
      subsidiary with fixed charges.............         4,592          4,652          13,073         13,967
                                                  ------------   ------------    ------------    -----------

   Total fixed charges..........................  $     57,538   $     55,578    $    181,380    $   165,870
                                                  ============   ============    ============    ===========

Ratio of earnings to
   fixed charges................................          5.83           4.59            4.96           4.53
                                                  ============   ============    ============    ===========

Ratio of earnings to fixed
   charges excluding minority
   interest.....................................          6.27           4.95            5.29           4.88
                                                  ============   ============    ============    ===========

(1) The computation of the ratio of earnings to fixed charges has been computed by dividing income from continuing operations before income taxes as adjusted by fixed charges. Included in fixed charges is one-third of rental expense as the representative portion of interest.

(2)     Amounts recomputed to reflect discontinued operations.